FIRST AMENDMENT TO

AGREEMENT AND PLAN OF MERGER

THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this "Amendment"), dated as of December 30, 2002, by and among NOVITRON INTERNATIONAL, INC., a Delaware corporation ("Parent"), SPECTRAN HOLDINGS, INC., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Subsidiary"), LANDMARK SCIENTIFIC, INC., a Delaware corporation ("Landmark"), and RANDAL J. KIRK, in his capacity as representative of the stockholders of Landmark, recites and provides as follows:

WITNESSETH:

WHEREAS, Parent, Merger Subsidiary, Landmark and Randal J. Kirk (in his capacity as representative of the stockholders of Landmark) entered into an Agreement and Plan of Merger dated as of August 21, 2002 (the "Agreement"), with respect to the merger of Merger Subsidiary with and into Landmark; and

WHEREAS, the parties desire to amend certain provisions of the Amendment,

NOW, THEREFORE, in consideration of the premises and mutual representations, warranties, covenants and agreements hereinafter set forth and, upon the terms and subject to the conditions hereinafter set forth, the parties hereto agree as follows:

1. AMENDMENT TO SECTION 5.12. Section 5.12 of the Agreement is hereby amended in its entirety to read as follows:

Section 5.12. Parent Proxy Statement/Prospectus.

None of the information with respect to Parent to be included in the Parent Proxy Statement/Prospectus or the Registration Statement will, in the case of the Parent Proxy Statement/Prospectus or any amendments thereof or supplements thereto, at the time of the mailing of the Parent Proxy Statement/Prospectus or any amendments thereof or supplements thereto, and at the time of the Parent Special Meeting, or, in the case of the Registration Statement, at the time it becomes effective and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Parent Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by Parent with respect to information supplied in writing by Landmark, Group Practice Services Incorporated or any Affiliate of the foregoing for inclusion in the Parent Proxy Statement/Prospectus.

2. AMENDMENT TO SECTION 7.11. Section 7.11 of the Agreement is hereby amended in its entirety to read as follows:

Section 7.11. Reorganization Status.

Neither Landmark nor Parent shall, nor shall either of them permit any Affiliate to, take any actions which would, or would be reasonably likely to, adversely affect the status of the Merger as a "reorganization" within the meaning of Section 368(a) of the Code. Landmark, Parent, and their respective Affiliates shall use all reasonable efforts to achieve such result, including, without limitation, providing representations reasonably requested by counsel in connection with the tax opinion to be provided pursuant to Section 8.2(h). Unless otherwise required by Law, each of Landmark, Parent, and their respective Affiliates shall (i) report the Merger on all Tax Returns as a reorganization within the meaning of Section 368(a) of the Code and (ii) not take any position or action that is inconsistent with the characterization of the Merger as such a reorganization in any audit, administrative proceeding, litigation or otherwise.

3. AMENDMENT TO SECTION 8.1. Section 8.1 of the Agreement is hereby amended by adding thereto a new Section 8.1(m) to read as follows:

(m) Parent shall have received from Landmark the fully executed stockholders’ representative agreement, pursuant to which the Landmark Stockholders shall irrevocably appoint Randal J. Kirk as the Stockholders’ Representative.

4. AMENDMENT TO SECTION 9.1(d)(ii). Section 9.1(d)(ii) of the Agreement is hereby amended in its entirety to read as follows:

(ii) if the Merger shall not have been consummated on or before June 30, 2003, unless the failure to consummate the Merger is the result of a material breach of this Agreement by the party seeking to terminate this Agreement.

5. RATIFICATION. Except as hereby amended, the Agreement is in all respects ratified, adopted and confirmed.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

LANDMARK SCIENTIFIC, INC.

By:___________________________________

Name:

Title:

NOVITRON INTERNATIONAL, INC.

By:___________________________________

Israel M. Stein

Chairman of the Board and Chief
Executive Officer

SPECTRAN HOLDINGS, INC.

By:___________________________________

Israel M. Stein

Chairman of the Board and Chief
Executive Officer

STOCKHOLDERS’ REPRESENTATIVE

______________________________________

Randal J. Kirk